EXHIBIT 99.1

Heartland Payment Systems 90 Nassau Street
Princeton, NJ 08542 888.798.3131
HeartlandPaymentSystems.com

HEARTLAND PAYMENT SYSTEMS REPORTS RECORD

QUARTERLY EARNINGS

SECOND QUARTER ADJUSTED EARNINGS PER SHARE INCREASE 22%

Princeton, NJ - July 31, 2013 - Heartland Payment Systems, Inc. (NYSE: HPY), one of the nation's largest payment processors and leading provider of merchant business solutions, today announced Adjusted Net Income and Adjusted Earnings per Share of $23.1 million and $0.62, respectively, for the quarter ended June 30, 2013, compared to Adjusted Net Income and Adjusted Earnings per Share of $20.5 million and $0.51, respectively, for the quarter ended June 30, 2012. GAAP net income from continuing operations for the quarter ended June 30, 2013 was $19.7 million, or $0.53 per share compared to $18.0 million, or $0.43 for the quarter ended June 30, 2012. Adjusted Net Income and Adjusted Earnings per Share are non-GAAP measures that are detailed later in this press release in the section “Reconciliation of Non-GAAP Financial Measures.”

Highlights for the second quarter of 2013 include:

•	Record Small and Mid-Sized Enterprise (SME) quarterly transaction processing volume of $19.3 billion, up 4.2% from the second quarter of 2012

•	Record Quarterly Net Revenue of $149.7 million, up 13.5% from the second quarter of 2012

•
Operating Margin on Net Revenue of 22.3%, compared to 22.0% for the same quarter in 2012; the operating margin for the first six months of this year also increased from the first six months of last year

•	Same store sales rose 1.9% and volume attrition was 12.9% in the second quarter

•	New margin installed of $17.6 million, up 16% from the second quarter of 2012 and the best quarterly new margin installed performance in over three years

•	Share-based compensation reduced earnings by $3.3 million pre-tax, or approximately $0.05 per share, compared to $4.0 million pre-tax, or $0.06 per share in the second quarter of 2012

•	Acquisition-related amortization was $2.3 million pre-tax, or $0.04 per share, in the second quarter, up from $1.1 million pre-tax, or $0.02 per share in the first quarter of 2012

Robert Carr, Chairman and CEO, commented, “Record earnings in the second quarter clearly demonstrate that our strategy to productively grow our sales organization, selectively enhance our core transaction processing capability, and add complementary non-card products to our portfolio is generating double-digit growth in net revenue and operating income. New business continues to gain momentum, as new margin installed grew 16% in the quarter, with new card margin installed growing faster than overall new margin installed. Pricing on new card merchants installed remains attractive, with June being the best month of new card margin installed in nearly five years. Productivity in our sales organization also improved to record levels, and for the second consecutive quarter, we grew the sales organization, achieving net growth of 42 relationship managers. We also achieved improved margins while investing in a variety of growth initiatives. The investments we continue to make across the organization are not only strengthening our performance today, but are positioning us for continued growth over the long term.”

SME card processing volume for the three months ended June 30, 2013 increased 4.2% from the year-ago quarter to a record $19.3 billion, as new margin installed growth accelerated sequentially from the first quarter and same store sales and volume attrition remained within expectations. Net revenue in the quarter increased 13.5% over the prior year, with steady card processing revenue growth complemented by a 107% increase in payroll revenues, a 71% increase in Heartland School Solutions transaction processing revenue, strong revenue contribution by ECSI to our Campus Solutions business, and a 25% increase in total equipment-related revenue. Operating income in the quarter was up 15% from the year-ago quarter to a record $33.3 million, or 22.3% of net revenue. The operating margin remains ahead of last year despite a significant increase in investment spending on new growth initiatives and a substantial increase in acquisition-related amortization expense. General and administrative expenses were up 39% in the quarter, primarily due to increased costs associated with the December 2012 acquisitions. In the aggregate, share-based compensation and acquisition related amortization expense reduced earnings by $0.09 per share in the second quarter of 2013, compared to $0.08 per share in the second quarter of 2012.

Mr. Carr continued, “Heartland is ideally positioned to capitalize on the growth opportunities being created by the rapidly evolving payments market. To assure we can set the agenda for new payments technology and systems, we are developing new products, creating mutually beneficial partnerships, and making strategic investments. As a key differentiator, we are also strengthening our already dominant sales organization by adding new relationship managers, implementing new tools, such as our Atlas CRM application, and creating product specialists to both accelerate growth and increase sales productivity. Our non-card businesses are growing at even faster rates than our core card processing, while simultaneously increasing the number of multiple product merchants, which enhances the value of the overall Heartland relationship. With both the financial resources and management talent to undertake these broad growth initiatives, we are excited about our opportunity to create value for our shareholders by achieving our vision of shaping the future of electronic payments.”

SIX MONTH RESULTS:
Adjusted net income from continuing operations and related earnings per share for the first half of fiscal 2013 were $42.5 million or $1.12 per share, respectively, compared to $36.5 million, or $0.90 per share, respectively, in the first half of fiscal 2012. Net revenue for the first half of 2013 was $297 million, up 15.1% compared to the first half of 2012. For the first six months of 2013, GAAP net income from continuing operations was $35.3 million or $0.93 per share, compared to $30.9 million, or $0.76 per share for the first half of 2012. Year-to-date 2013, share-based compensation and acquisition-related amortization expense have reduced net income by $7.2 million, or $0.19 per share, compared to $5.6 million, or $0.14 per share in the first half of 2012.

FULL YEAR 2013 GUIDANCE:
For full year 2013, we continue to expect Net Revenue to be between approximately $600 million and $610 million. Adjusted Earnings are expected to be between $2.29 and $2.33 per share, which is net of $0.37 per share of combined acquisition-related amortization and share-based compensation expense.

BOARD DECLARES QUARTERLY DIVIDEND; SHARE REPURCHASE PROGRAM UPDATE
The Company also announced that the Board of Directors declared a quarterly dividend of $0.07 per common share payable September 13, 2013 to shareholders of record on August 23, 2013. In the second quarter, the Company utilized almost $19 million in cash to repurchase approximately 601,000 shares at an average cost of $31.56 per share. At the end of the quarter, approximately $70.6 million remained outstanding on the Company's existing repurchase Authorization.

CONFERENCE CALL:
Heartland Payment Systems, Inc. will host a conference call on July 31, 2013 at 10:30 a.m. Eastern Time to discuss financial results and business highlights. Heartland Payment Systems invites all interested parties to listen to its conference call, broadcast through a webcast on the Company's website. To access the call, please visit the Investor Relations portion of the Company's website at: www.heartlandpaymentsystems.com. The conference call may be accessed by calling (888) 510-1765. Please provide the operator with PIN number 8632092. The webcast will be archived on the Company's website within two hours of the live call.

About Heartland Payment Systems
Heartland Payment Systems, Inc. (NYSE: HPY), the fifth largest payments processor in the United States, delivers credit/debit/prepaid card processing, mobile commerce, eCommerce, marketing solutions, security technology, payroll solutions, and related business solutions and services to more than 250,000 business and educational locations nationwide. A FORTUNE 1000 company, Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices.  Heartland also established The Sales Professional Bill of Rights to advocate for the rights of sales professionals everywhere. More detailed information can be found at HeartlandPaymentSystems.com, HeartlandPaymentSystems.com/Careers, Heartlandpaymentsystems.com/Blog or following the company on Twitter @HeartlandHPY and Facebook at facebook.com/HeartlandHPY.

Forward-looking Statements

This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including risks and additional factors that are described in the Company's Securities and Exchange Commission filings, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2012. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Contact
Joe Hassett
Gregory FCA Communications
27 West Athens Ave.
Ardmore, PA 19003
Tel: 610-228-2110
Email: Heartland_ir@gregoryfca.com

TABLES FOLLOW

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Total revenues	$546,624	$515,218	$1,047,863	$982,794
Costs of services:
Interchange	345,233	330,742	652,305	628,690
Dues, assessments and fees	51,649	52,505	98,981	96,373
Processing and servicing	58,376	55,938	117,773	111,566
Customer acquisition costs	9,983	11,263	20,716	22,699
Depreciation and amortization	4,522	4,472	8,612	8,824
Total costs of services	469,763	454,920	898,387	868,152
General and administrative	43,531	31,309	89,371	62,858
Total expenses	513,294	486,229	987,758	931,010
Income from operations	33,330	28,989	60,105	51,784
Other income (expense):
Interest income	32	34	66	138
Interest expense	(1,269)	(756)	(2,503)	(1,606)
Provision for processing system intrusion costs	(33)	(81)	(239)	(238)
Other, net	(37)	(4)	79	(4)
Total other expense	(1,307)	(807)	(2,597)	(1,710)
Income from continuing operations before income taxes	32,023	28,182	57,508	50,074
Provision for income taxes	12,342	10,782	22,182	19,148
Net income from continuing operations	19,681	17,400	35,326	30,926
Income from discontinued operations, net of income tax of $—, $193, $2,135 and $326	—	562	3,970	888
Net income	19,681	17,962	39,296	31,814
Less: Net income attributable to noncontrolling interests	—	161	56	259
Net income attributable to Heartland	$19,681	$17,801	$39,240	$31,555

Amounts Attributable to Heartland:
Net income from continuing operations	$19,681	$17,400	$35,326	$30,926
Income from discontinued operations, net of income tax and non-controlling interests	—	401	3,914	629
Net income attributable to Heartland	$19,681	$17,801	$39,240	$31,555

Basic earnings per share:
Income from continuing operations	$0.54	$0.45	$0.96	$0.80
Income from discontinued operations	—	0.01	0.11	0.01
Basic earnings per share	$0.54	$0.46	$1.07	$0.81

Diluted earnings per share:
Income from continuing operations	$0.53	$0.43	$0.93	$0.76
Income from discontinued operations	—	0.01	0.10	0.02
Diluted earnings per share	$0.53	$0.44	$1.03	$0.78

Weighted average number of common shares outstanding:
Basic	36,153	38,844	36,698	38,840
Diluted	37,439	40,448	38,108	40,504

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(In thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30
	2013	2012	2013	2012

Net income	$19,681	$17,962	$39,296	$31,814
Other comprehensive income (loss):
Unrealized gains on investments, net of income tax of $—, $2, $4 and $10	1	4	4	15
Unrealized gains (losses) on derivative financial instruments, net of tax of $53, ($1), $96 and ($8)	83	(3)	163	(9)
Foreign currency translation adjustment	—	(267)	(54)	(36)
Comprehensive income	19,765	17,696	39,409	31,784
Less: Comprehensive income attributable to noncontrolling interests	—	81	40	248
Comprehensive income attributable to Heartland	$19,765	$17,615	$39,369	$31,536

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(unaudited)

	June 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$48,750	$48,440
Funds held for customers	110,316	131,405
Receivables, net	237,379	180,448
Investments	1,260	1,199
Inventory	9,907	9,694
Prepaid expenses	12,669	10,421
Current tax assets	9,563	—
Current deferred tax assets, net	11,509	10,475
Assets held for sale	—	17,044
Total current assets	441,353	409,126
Capitalized customer acquisition costs, net	56,148	56,425
Property and equipment, net	133,746	125,031
Goodwill	170,553	168,062
Intangible assets, net	46,656	53,594
Deposits and other assets, net	793	1,176
Total assets	$849,249	$813,414

Liabilities and Equity
Current liabilities:
Due to sponsor banks	$681	$37,586
Accounts payable	70,727	64,065
Customer fund deposits	110,316	131,405
Processing liabilities	178,794	95,273
Current portion of borrowings	111,000	102,001
Current portion of accrued buyout liability	12,427	10,478
Accrued expenses and other liabilities	36,845	47,817
Current tax liabilities	—	4,323
Liabilities related to assets held for sale	—	1,672
Total current liabilities	520,790	494,620
Deferred tax liabilities, net	37,063	29,632
Reserve for unrecognized tax benefits	3,818	3,069
Long-term portion of borrowings	40,000	50,000
Long-term portion of accrued buyout liability	20,892	24,932
Total liabilities	622,563	602,253
Commitments and contingencies	—	—

Equity
Common stock, $0.001 par value, 100,000,000 shares authorized, 36,910,213 and 37,571,708 shares issued at June 30, 2013 and December 31, 2012; 36,770,413 and 36,855,908 outstanding at June 30, 2013 and December 31, 2012	37	38
Additional paid-in capital	229,496	222,705
Accumulated other comprehensive loss	(187)	(399)
Retained earnings	1,744	7,629
Treasury stock, at cost (139,800 and 715,800 shares at June 30, 2013 and December 31, 2012)	(4,404)	(20,187)
Total stockholders’ equity	226,686	209,786
Noncontrolling interests	—	1,375
Total equity	226,686	211,161
Total liabilities and equity	$849,249	$813,414

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities
Net income	$39,296	$31,814
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of capitalized customer acquisition costs	22,478	22,509
Other depreciation and amortization	16,268	14,714
Addition to loss reserves	1,282	1,195
(Recovery) provision for doubtful receivables	(187)	390
Deferred taxes	5,447	4,522
Share-based compensation	7,138	6,901
Gain on sale of business	(3,786)	—
Other	133	29
Changes in operating assets and liabilities:
Increase in receivables	(56,662)	(2,324)
(Increase) decrease in inventory	(272)	383
Payment of signing bonuses, net	(12,080)	(15,461)
Increase in capitalized customer acquisition costs	(10,121)	(8,257)
(Increase) decrease in prepaid expenses	(2,085)	886
Increase in current tax assets	(7,336)	(945)
Increase in deposits and other assets	(692)	(53)
Excess tax benefits on employee share-based compensation	(6,536)	(4,556)
Increase in reserve for unrecognized tax benefits	748	371
Decrease in due to sponsor banks	(36,904)	(9,430)
Increase in accounts payable	6,494	9,035
Decrease in accrued expenses and other liabilities	(14,026)	(11,457)
Increase in processing liabilities	82,188	5,263
Payouts of accrued buyout liability	(10,450)	(6,655)
Increase in accrued buyout liability	8,359	8,447
Net cash provided by operating activities	28,694	47,321
Cash flows from investing activities
Purchase of investments	(1,224)	(1,865)
Maturities of investments	816	676
Decrease (increase) in funds held for customers	21,096	(6,323)
(Decrease) increase in customer fund deposits	(21,089)	6,348
Proceeds from sale of business	19,343	—
Acquisitions of businesses, net of cash acquired	—	(23,682)
Purchases of property and equipment	(23,445)	(16,420)
Net cash used in investing activities	(4,503)	(41,266)
Cash flows from financing activities
Proceeds from borrowings	9,000	26,000
Principal payments on borrowings	(10,000)	(7,502)
Proceeds from exercise of stock options	7,809	11,840
Excess tax benefits on employee share-based compensation	6,536	4,556
Repurchases of common stock	(34,217)	(33,586)
Dividends paid on common stock	(5,151)	(4,680)
Net cash used in financing activities	(26,023)	(3,372)

Net (decrease) increase in cash	(1,832)	2,683
Effect of exchange rates on cash	1	(33)
Cash at beginning of year	50,581	40,301
Cash at end of period	$48,750	$42,951

Reconciliation of Non-GAAP Financial Measures And Regulation G Disclosure

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of its operating results on a continuing operations basis, namely income from operations, operating margin, net income and earnings per share, which exclude acquisition-related amortization expense and share-based compensation expense. These measures meet the definition of a non-GAAP financial measure. The Company believes that application of these non-GAAP financial measures is appropriate to enhance understanding of its historical performance as well as prospects for its future performance.

Use and Economic Substance of the Non-GAAP Financial Measures - Management uses these non-GAAP measures to evaluate performance period over period, to analyze the underlying trends in the Company's business, to assess its ongoing operating performance relative to its competitors, and to establish operational goals and forecasts. Acquisition-related amortization expense and share-based compensation expense are excluded as non-cash expenses that the Company does not believe are reflective of ongoing operating results of existing and acquired businesses. Additionally, share-based compensation expense is an amount excluded from calculations of earnings per share used in measuring achievement of performance targets required for vesting certain performance-based share awards.

The following is an explanation of the adjustments that management excluded as part of its non-GAAP measures for the three and six months ended June 30, 2013 and 2012:

Acquisition-related Amortization Expense - This expense consists of the amortization of intangible assets such as customer relationships, software, non-compete agreements and merchant portfolios acquired through business combinations. The Company excludes acquisition-related amortization expense from its non-GAAP measures of income from operations, operating margin, net income and earnings per share primarily because:

•	Acquisition-related amortization expense is non-cash expense that the Company does not believe is reflective of its ongoing operating results, or contributions from its acquired businesses; and

•	The Company's acquisition activity has increased significantly in recent years, with the result that acquisition-related amortization expense will become more significant.
Share-based Compensation Expense - These expenses consist of costs related to the stock options, restricted stock units, and performance share units, which the Company has granted its employees. The Company excludes share-based compensation expense from its non-GAAP measures of income from operations, operating margin, net income and earnings per share primarily because:

•	Share-based compensation expense is non-cash expense that the Company does not believe is reflective of ongoing operating results;

•	Share-based compensation expense is excluded from calculations of earnings per share used in measuring its achievement of certain performance targets required for vesting performance-based awards; and

•
The Company's use of performance-based share awards has increased significantly in recent years, with the result that reported share-based compensation expense can vary significantly from year to year, or quarter to quarter, in ways that may not be related to the underlying operating performance of the Company.

Material Limitations Associated with the Use of Non-GAAP Financial Measures - Non-GAAP income from operations, operating margin, net income and earnings per share that exclude the impact of acquisition-related amortization expense and share-based compensation expense may have limitations as analytical tools, and these non-GAAP measures should not be considered in isolation from or as a replacement for GAAP financial measures, and should be considered only as supplemental to the Company's GAAP financial measures. Some of the limitations associated with the use of these non-GAAP financial measures are:

•
Acquisition-related amortization expense and share-based compensation expense that are excluded from non-GAAP income from operations, operating margin, net income and non-GAAP earnings per share can have a material impact on GAAP net income and GAAP earnings per share.

•
Other companies may calculate non-GAAP income from operations, operating margin, net income and non-GAAP earnings per share that exclude the impact of similar expenses differently than the Company does, limiting the usefulness of those measures for comparative purposes.

Usefulness of Non-GAAP Financial Measures to Investors - The Company believes that presenting non-GAAP income from operations, operating margin, net income and non-GAAP earnings per share that exclude the impact of acquisition-

related amortization expense and, share-based compensation expense in addition to the related GAAP measures provides investors greater transparency to the information used by the Company's management for its financial and operational decision-making and allows investors to see the Company's results through the eyes of management. Additionally, the Company believes that the inclusion of these non-GAAP financial measures provides enhanced comparability in its financial reporting. The Company further believes that providing this information better enables its investors to understand the Company's operating performance and underlying business fundamentals, and to evaluate the methodology used by management to evaluate and measure such performance.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Pursuant to Regulation G, a reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the three and six months ended June 30, 2013 and 2012 follows (in thousands except per share data):

Three Months Ended June 30, 2013	GAAP	Acquisition- related Amortization	Share-based Compensation	Adjusted Non-GAAP
Income from Operations	$33,330	$2,254	$3,272	$38,856
Operating Margin (a)	22.3%			25.9%
Net Income From Continuing Operations	$19,681	$1,385	$2,011	$23,077
Diluted Earnings Per Share From Continuing Operations	$0.53	$0.04	$0.05	$0.62
Diluted Shares Used in Computing Earnings Per Share From Continuing Operations	37,439			37,439

Three Months Ended June 30, 2012	GAAP	Acquisition- related Amortization	Share-based Compensation	Adjusted Non-GAAP
Income from Operations	$28,989	$1,088	$3,967	$34,044
Operating Margin (a)	22.0%			25.8%
Net Income From Continuing Operations	$17,400	$672	$2,449	$20,521
Diluted Earnings Per Share From Continuing Operations	$0.43	$0.02	$0.06	$0.51
Diluted Shares Used in Computing Earnings Per Share From Continuing Operations	40,448			40,448

Six Months Ended June 30, 2013	GAAP	Acquisition- related Amortization	Share-based Compensation	Adjusted Non-GAAP
Income from Operations	$60,105	$4,531	$7,138	$71,774
Operating Margin (a)	20.3%			24.2%
Net Income From Continuing Operations	$35,326	$2,783	$4,384	$42,493
Diluted Earnings Per Share From Continuing Operations	$0.93	$0.07	$0.12	$1.12
Diluted Shares Used in Computing Earnings Per Share From Continuing Operations	38,108			38,108

Six Months Ended June 30, 2012	GAAP	Acquisition- related Amortization	Share-based Compensation	Adjusted Non-GAAP
Income from Operations	$51,784	$2,185	$6,901	$60,870
Operating Margin (a)	20.1%			23.6%
Net Income From Continuing Operations	$30,926	$1,350	$4,262	$36,538
Diluted Earnings Per Share From Continuing Operations	$0.76	$0.03	$0.11	$0.90
Diluted Shares Used in Computing Earnings Per Share From Continuing Operations	40,504			40,504

(a) Operating Margin is measured as Income from Operations divided by Net Revenue. Net Revenue is defined as total revenues less interchange fees and dues, assessments and fees.